EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 3rd day of June, 2011 (the "effective date").

BETWEEN:

Next One Interactive, Inc.

(the "Company")

- and -

Jason DeMeo
 (the " Senior VP of Network Operations")

WHEREAS the Company is engaged in the ownership and management of travel and leisure, real estate, television and media related services (the "Business"); and

WHEREAS the Company desires to employ the Senior Vice President and the Senior Vice President desires to accept such employment in the Business, subject to the terms, conditions and covenants herein provided; and

WHEREAS both parties have agreed to execute, deliver and perform this Agreement;

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and the Employee agree as follows:

POSITION

1.           The Company hereby employs the Senior Vice President as, and the Senior Vice President agrees to dedicate his full attention and time to be employed as the Senior Vice President of Network Operations for the Company and will assume the role on the terms and conditions herein contained.

The Employee shall report to the Chief Executive Officer of the Company.

2.           The Employee shall have such duties and responsibilities as the Employee and the Company’s CEO shall agree upon from time to time.  Initially, such duties and responsibilities will include those set forth on Exhibit A hereto.

3.                 The Employee shall work when requested out of Weston, Florida offices, but it is understood that the Employee shall work primarily out of Tampa, Florida.

4.                 The Employee will agree to work with the CEO and CFO to prepare budgets for the Company, develop sales and supporting reporting systems, develop new business opportunities and help to implement the media programs in an overall effort to aid the corporation in achieving its sales and operational goals in an efficient and fiscally responsible manner.

RENUMERATION

5.  The Employee shall receive a minimum base salary from the Company of $250,000 per year through the entire term of the agreement.

During the Term hereof (the "Salary"), payable in accordance with the Company's payroll practices in force from time to time shall be inclusive of all applicable income, employment insurance and other taxes and charges that are required by law to be withheld by the Company or the Employee.

The Employee shall receive a guaranteed bonus of $25,000 on or before June 15, 2011 and a guaranteed bonus of $50,000 on or before July 15, 2011.  This bonus will be paid in cash unless at the request of the Employee to have the bonus paid in stock at  the closing price of the Company’s stock on June 1st 2011.

6.           Commissions

The Employee will earn commissions based upon 25% of profits of the R&R Network.  These profits shall include all net broadcasting revenue of the R&R Network plus any Travel and  Real Estate VOD programs that are distributed on platforms solely produced by the Employee, reduced by all R&R Network related expenses including all salaries, programming, distribution, sales commissions, etc.  Employee can earn a maximum of $400,000 through May 31, 2012.  Future period commissions will be determined through mutual agreement between the Company and the Employee and subject to Board approval.

All commission will be calculated at the end of a fiscal quarter and be approved by the CEO and CFO.  There will be no commission paid on any Travel Division, Special Projects, Video-on-Demand (except for programs distributed on platforms solely produced by the Employee) , Advantage Club revenue, or Real Estate programs.  The Company will not pay double commissions on orders where such commissions to Employee when combined with an outside agent, would exceed 20%.

7.           Stock Options

The Company wants to incentivize the Employee to improve efficiencies, drive revenues and lower expenses.  The Employee will be eligible to participate in the 2009 Long-Term Incentive Plan for stock options to be set under similar terms and conditions as those of other senior management. Note - Stock options are always granted when approved by Board.

BENEFITS AND EXPENSES

8.           The Employee shall be entitled to participate in any health, life and medical benefit plan made available by the Company generally to its Employees, as amended from time to time.  The Company shall pay all necessary and reasonable business expenses as approved by the Company’s CEO which approval shall not be unreasonably withheld, and which are actually and properly incurred by the Employee in furtherance of or in connection with the Business, including without limitation, all business related travel and parking expenses, public relations expenses and all business related entertainment expenses (whether incurred at the Employee's residence, while traveling or otherwise).  If any such expenses are paid in the first instance by the Employee, the Company shall reimburse him therefor, subject to the receipt by the Company of statements and vouchers in a form reasonably satisfactory to the Company.

VACATION

9.           The Employee shall be entitled to three weeks paid vacation in each year of the Term of the Agreement.  In the event of termination of this Agreement and the Employee's employment, the Employee shall be entitled to payment for any unused vacation time accrued up to the date of termination.

TERM

10.
(a)    The initial term of this Agreement (the "Initial Term"), and the  employment hereunder, shall be for a period of three one year periods commencing on June 1, 2011 and expiring on February 28th, 2014, unless sooner terminated in accordance with the provisions of section 10.

(b) In the event of the delivery by the Employee of a notice pursuant to section 10(a), the Employee shall be deemed to have voluntarily resigned from his employment hereunder effective on the expiration of the Initial Term or Renewal Term, as the case may be.  In the event of termination by the Employee under this section 10, the Employee shall be entitled to Salary and benefits (including, without limitation, Commissions due) earned up until termination and shall be entitled to reimbursement of business expenses recoverable under section 8, above, incurred up until termination. Notwithstanding the foregoing and notwithstanding the provisions of Article 10 hereof, in the event the Employee delivers a notice pursuant to subsection 10(a) and is thereby deemed to have voluntarily resigned from his employment effective on the expiration of the Initial Term or the Renewal Term, upon receipt of such notice, the Company shall have the right to immediately terminate the Employee hereunder and in such event the Employee shall only be entitled to his Salary and benefits (including, without limitation, Commissions due) earned up until termination and shall be entitled to reimbursement of business expenses recoverable under section 8 above, incurred up until termination.

(c) In the event of the delivery by the Company of a notice pursuant to section 10(a), Company shall pay Employee his Salary and benefits (including, without limitation, Commissions due) earned or accrued through the date of termination and shall reimburse Employee for business expenses recoverable under section 8, above, incurred up until the date of termination.

(d) In the event that, subject to the Company not achieving expected profitability of the R&R Network and/or the network receives cancellation of key contracts, the Company delivers notice to the Employee within 30 days of the expiration of any one year period of this agreement that the Company and of its intent to not renew the agreement for additional period(s).

TERMINATION

11.	(a)
Events of Termination.  The Term, the Employee’s Salary and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in section 10):

(i)	upon the death of the Employee;

(ii)	upon the disability of the Employee (as defined in section 10(b)) immediately upon notice from either party to the other;

(iii)	For Cause (as defined in section 10(c)), immediately upon notice from the Company to the Employee or at such later time as such notice may specify;

(iv)	Other than For Cause, Disability or Death, immediately upon notice from the Company to the Employee or at such later time as such notice may specify; or

(v)	For Good Reason (as defined in section 10(d)) upon not less than 10 days' prior notice from the Employee to the Company.

(b)
Definition of Disability.  For the purposes of section 10(a), the Employee will be deemed to have a "disability" if, for physical or mental reasons, the Employee is unable to perform the Employee's duties for a period of 120 days out of 180 days, under this Agreement as determined in accordance with this section 10(b).  The disability of the Employee will be determined by a medical doctor selected by written agreement of the Company and the Employee upon the request of either party by notice to the other.  If the Company and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Employee has a disability.  The determination of the medical doctor selected under this section 10.2(b) will be binding on both parties.

(c)
Definition of "For Cause".  For the purposes of section 10(a), the phrase "For Cause" means: (i) the Employee's material breach of this Agreement; (ii) the Employee’s failure to substantially perform the duties of Chief Operating Officer (or such other position with the Company as Employee may hold) as contemplated hereunder; (iii) the Employee's failure to substantially adhere to any reasonable written Company policy if the Employee has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (iv) the misappropriation by the Employee of a material business opportunity of the Company, including securing any undisclosed personal profit in connection with any transaction entered into on behalf of the Company; (v) the misappropriation of any of the Company's funds, property or Confidential Information; (vi) the commission of material acts of dishonesty, willfully fraudulent or criminal acts or misconduct, or other willfully wrongful acts or omissions materially adversely affecting the Company; (vii) the conviction of, the indictment for or its procedural equivalent or the entering of a guilty plea or plea of no contest with respect to any felony.

(d)	Definition of "For Good Reason." For the purposes of section 10(a), the phrase "For Good Reason" means the Company's material breach of this Agreement.

(e)
Termination Pay.  Effective upon the termination of this Agreement for any of the reasons set forth in section10(a), the Company shall be obligated to pay the Employee (or in the event of his death, his designated beneficiary as defined below) the compensation provided in this section 10(e), as well as all business expenses recoverable under Section 7. For purposes of this section 10(e), the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Company from time to time or if the Employee fails to give notice to the Company of such a beneficiary, the Employee's estate. Notwithstanding the preceding sentence the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee's personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(i)
Termination by the Employee For Good Reason. If the Employee terminates this Agreement For Good Reason, the Company shall (A) pay the Employee his Salary and other benefits earned or accrued through the date of termination.

(ii)
Termination by the Company For Cause.  If the Company terminates this Agreement For Cause, the Company shall pay Employee his Salary and other benefits earned or accrued through the date of termination.

(iii)
Termination upon Disability.  If this Agreement is terminated by either party as a result of the Employee's disability, as determined under section 10(a)(ii), the Company shall (A) pay the Employee his Salary and other benefits earned or accrued through the remainder of the calendar month during which such termination is effective.

(iv)
Termination upon Death.  If this Agreement is terminated because of the Employee's death, the Company shall (A) pay Employee’s estate or designated beneficiary the Employee’s Salary, Bonus and other benefits earned or accrued through the date of death.

(v)
Termination by Company Other than For Cause, Disability or Death prior to May 31, 2012, the Company shall continue to pay the Employee salary through May 31, 2012.  Example: If the Employee is terminated by the Company without cause at the end of month two (2), the Company shall pay the Employee the remaining ten (10) months of salary.

(vi)
 Termination by Company Other than For Cause, Disability or Death after May 31, 2012.  If the Company terminates this Agreement after May 31, 2012, other than For Cause or for death or disability, the Company shall pay Employee his Salary and other benefits earned or accrued through the date of termination.

CONFIDENTIALITY

12.	(a)
All confidential records, material, information and all trade secrets concerning the business or affairs of the Company obtained by the Employee in the course of his employment with the Company shall remain the exclusive property of the Company.  During the Employee's employment or at any time thereafter, the Employee shall not divulge the contents of such confidential records, material, information or trade secrets to any person, firm or corporation other than to the Company or the Company’s qualified Employees and following the termination of his employment hereunder the Employee shall not, for any reason, use the contents of such confidential records, material, information or trade secrets for any purpose whatsoever.  This section shall not apply to any confidential records, material, information or trade secrets which:

(1)	is or becomes publicly known through the lawful action of any third party;

(2)	is disclosed without restriction to the Employee by a third party;

(3)	is known by the Employee prior to its disclosure by the Company;

(4)	is subsequently developed by the Employee, independently of records, material, information and trade secrets supplied to the Employee by the Company;

(5)	has been made available by the Company directly or indirectly to a third party without obligation of confidentiality; or

(6)
the Employee is obligated to produce as a result of a court order or pursuant to governmental or other legal action, provided that the Company shall have been given written notice of such court order or governmental or other legal action and an opportunity to appear and object.

(b)
The Employee agrees that all Confidential Information which the Employee develops, prepares or works on either individually or on a team during the Term with the Company shall belong exclusively to the Company and the Employee hereby assigns to the Company all title and interest, including copyright and patent rights, thereto and waives any moral rights which the Employee may have therein.  If the Employee develops, prepares or works on the design or development of Confidential Information of any kind during the Term, the Employee will keep notes and other written records of such work, which records shall be kept on the premises of the Company and made available to the Company at all times for the purpose of evaluation and use in obtaining copyright protection or as a protective procedure. The Employee will upon request of the Company, and at the Company's expense, provide a reasonable level of assistance to the Company with respect to applications for trademarks, copyrights, patents or other forms of intellectual property protection for work on which the Employee was involved during the Term. The Employee agrees to execute such documents as are reasonable and necessary for the purpose of the Company establishing its right of ownership to such property.

NON-SOLICITATION

13.         The Employee covenants and agrees with the Company that he shall not, during the term of his employment hereunder and for a period ending ninety days following the date of the termination (for any reason) of his employment:

(a)
directly or indirectly solicit, interfere with or endeavor to direct or entice away from the Company any person, firm or company who is or has within the preceding year been a customer, client, affiliated agency or otherwise in the habit of dealing with the Company; or

(b)	Interfere with, entice away or otherwise attempt to induce the termination of employment of any employee of the Company.

NON-COMPETITION

14.           The Employee covenants and agrees with the Company that he will not (without the prior written consent of the Company which consent will not be unreasonably withheld) directly or indirectly, during the term of his employment hereunder and for a period 30 days following the date of the termination of his employment, carry on or be engaged in any business within North America which is competitive with the Business (a "Competitive Business") where such business involves “clients or accounts” that were introduced to the Employee by the Company.

INJUNCTIVE RELIEF

15.           The Employee acknowledges and agrees that the agreements and covenants in sections 11 to 13 are essential to protect the business and goodwill of the Company and that a breach by the Employee of the covenants in sections 11 to 13 hereof could result in irreparable loss to the Company which could not be adequately compensated for in damages and that the Company may have no adequate remedy at law if the Employee breaches such provisions.  Consequently, if the Employee breaches any of such provisions, the Company shall have in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction.

DISPUTE RESOLUTION PROCEDURE

16.	(a)
The parties shall be free to bring all differences of interpretation and disputes arising under or related to this Agreement to the attention of the other party at any time without prejudicing their harmonious relationship and operations hereunder and the offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting, under friendly and courteous circumstances.  Notwithstanding the foregoing, any controversy, claim, or breach arising out of or relating to this Agreement which the parties are unable to resolve to their mutual satisfaction shall be resolved in accordance with subparagraph b below.

(b)
As a condition precedent to invoking any other dispute resolution procedure including litigation, the parties shall attempt in good faith first to mediate such dispute and use their best efforts to reach agreement on the matters in dispute.  Within five business days of the request of either party, the requesting party shall attempt to employ the services of a third person mutually acceptable to both parties to conduct such mediation within five business days of the mediator's appointment.  Unless otherwise agreed upon by the parties hereto, the parties shall share the cost of the mediator's fees and expenses equally.  If the parties are unable to agree on such third person, then the requesting party may submit the matter to the nearest office of the American Arbitration Association for mediation, only, in accordance with the commercial mediation rules then prevailing.  If, on completion of such mediation, the parties are still unable to agree upon and settle the dispute, then either party may initiate litigation.  This Agreement contains no arbitration clause.  Binding arbitration may only be used upon the mutual agreement of the parties hereto.

SEVERABILITY

17.           The parties acknowledge that the provisions of sections 11 to 13 hereof (the "Restrictive Covenants") are reasonable and valid in geographic and temporal scope and all other respects.  If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof, is or are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions.  If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable.  The Employee acknowledges that the Company's business extends throughout the geographical area outlined above and that the geographic scope of the covenants contained herein is reasonable.

INDEMNITY

18.           Except for acts of dishonesty, willfully fraudulent or criminal acts or other willfully wrongful acts or omissions on the part of Employee, the Company agrees to indemnify and save the Employee harmless from and against any and all damages, liabilities, claims, costs, including reasonable attorneys’ fees, charges and expenses, including any amount paid to settle any action or satisfy any judgment, incurred by him in connection with his employment or incurred by him in respect of any civil, criminal or administrative action or proceeding to which the Employee is made a party by reason of having been an officer or employee of the Company.

WHOLE AGREEMENT

19.           This Agreement constitutes and expresses the whole agreement of the parties hereto with respect to the employment of the Employee by the Company and with respect to any matters or things herein provided for or hereinbefore discussed or mentioned with reference to such employment.  All promises, representations, collateral agreements and understandings relative thereto not incorporated herein are hereby superseded by this Agreement.

GENERAL

20.           All notices, request, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by facsimile, addressed to the other party as follows:

(a)	to the Company at:	Next One Interactive
2690 Weston Road
Suite 200
Weston, FL 33331
Attention:	William Kerby
Facsimile No:	(954) 888-9082

(b)	to the Employee at:	Jason DeMeo
233 SW Greenwich Dr. PMB 51
Lee's Summit, MO 64082

Facsimile No:	(866) 920-4701______________________

or such other addresses as may be given by either of them to the other in writing from time to time.

21.           This Agreement shall be governed by and interpreted under the laws of the State of Florida without regard to principals of conflicts of law.

22.           All dollar amounts referred to in this Agreement are expressed in U.S. funds.

23.	(a)	This Agreement is personal to the Employee and may not be assigned by him.

(b)
Upon notice to the Employee, this Agreement may be assigned to an affiliate of the Company, provided that notwithstanding such assignment, the Company continues to guarantee the performance by such assignee of its obligations hereunder.  This Agreement shall not otherwise be assigned by Company and such restriction shall include any assignment by operation of law.

(c)
Except as aforesaid, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of the Employee, his heirs, executors, administrators and legal personnel representatives.

24.           Time shall be of the essence of this Agreement and of every part hereof.

25.           The parties acknowledge and agree that, except to the extent the context clearly requires otherwise, the representations, warranties and covenants set forth herein shall survive the termination or expiration of this Agreement.

26.           The parties acknowledge that each of them has read and understood this Agreement, and that each of them has been given the opportunity to obtain independent legal advice in connection with this Agreement and its terms.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Next One Interactive, Inc.

By:	/s/William Kerby
William Kerby
Chief Executive Officer

/s/ Jason DeMeo
Jason DeMeo

 Exhibit A

VP Daily Activities includes overseeing all aspects of sales, business development, marketing, operations, administrations, and overall cost efficiency, for RRTV.

Responsibilities Include:

•	Sourcing New programming to Improve the quality of the Network
•	Adding station affiliates
•	Work with executive team to develop new network opportunities such as real estate auctions, interactive advertising, and children’s programming blocks.
•	The Development and implement of an overall sales plan that takes into account all distribution platform
•	Training Sales Force and developing material to allow Sales force to achieve sales goals
•	Achieving personal Sales goals
•	Assist in the development and creation of company sales target and forecast.
•	Assist in the creation, development of new products and bring them to market
•	Identify and generate leads
•	Establish sales territories and quotas.
•	Manage prospect pipeline from interest (establishing relationship), development (understanding need), and close.
•	Conduct closings for telesales and in-person sales calls in cooperation with sales staff.
•	Manage the proposal process.
•	Develop and maintain an effective organization through training, compensation, motivation, termination and review of sales staff.
•	Implement processes and procedures.
•	Assist sales staff as needed.
•	Build and supervise sales and media staff.
•	Work with President of VOD Distribution to capture synergies between Network and VOD platforms